Exhibit 99.1

CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires Giant Eagle Grocery Store Anchored Shopping Center

CINCINNATI, OH, September 4, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of Yorktown Centre, a 196,728 square foot shopping center, located in Erie, Pennsylvania, approximately 100 miles northeast of Cleveland, Ohio. Yorktown Centre is currently 100 percent occupied.

Yorktown Centre is anchored by a Giant Eagle grocery store. Giant Eagle is the No. 2 grocer by market share in the Erie, Pennsylvania market.

The acquisition of Yorktown Centre brings the Company’s total portfolio to 53 properties with 21 leading grocers in 19 states, with an aggregate portfolio purchase price of approximately $767.7 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored, neighborhood shopping centers throughout the United States.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of September 4, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 53 grocery-anchored shopping centers totaling approximately 5.7 million square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

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